Exhibit 10.1

[Zymergen Letterhead]
August ___, 2022
[Name]
[Address]
[City, State, Zip]

Re: Retention Awards

Dear ________,

As previously announced, on July 24, 2022, Zymergen Inc. (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Ginkgo Bioworks Holdings, Inc., a Delaware corporation (“Parent”), and certain other parties named therein, pursuant to which the Company will become a wholly owned subsidiary of Parent (the “Merger”). In recognition of your employment to date and your ongoing contributions to the Company, we are pleased to offer you the opportunity to earn a one-time retention award (the “Retention Award”) on the terms and conditions set forth below.

1.Retention Award. Your Retention Award is a cash amount equal to $[___] [(the “Cash Award”) plus [___] restricted stock units covering shares of the Company’s common stock (the “Company RSUs”). In addition to the terms set forth below, your Company RSUs will be subject to the RSU award agreement provided to you and the terms of the Company’s 2021 Incentive Award Plan as well as the treatment set forth in the Merger Agreement].

2.Vesting Schedule. Except as set forth in Section 3, your Retention Award will vest and become payable (i) with respect to 50% of [the total Retention Award//each of the Cash Award and the Company RSUs] immediately prior to the consummation of the Merger (the “Closing” and the date on which the Closing occurs, the “Closing Date”) and (ii) with respect to the remaining 50% of the [total Retention Award//each of the Cash Award and the Company RSUs] on the six-month anniversary of the Closing Date, in each case subject to your continued employment with the Company (or following the Closing, the Parent) or their respective subsidiaries or affiliates; provided that if the Merger Agreement is terminated (date of such termination, the “Measurement Date”), your Retention Award will vest and become payable with respect to 100% of the total Retention Award on the later of (x) the Measurement Date and (y) July 24, 2023, subject to your continued employment with the Company or its subsidiaries or affiliates on such date. Any cash amounts vested pursuant to this Section 2 will be paid to you no later than 10 business days following the date of vesting, subject to withholding and in accordance with the Company’s regular payroll practices as in effect at such time.

3.Covered Terminations. In the event you experience a Covered Termination prior to the vesting of 100% of your Retention Award, your Retention Award will vest and become payable with respect to 100% of the total award that is unvested at that time, provided that (i) you execute a general release of claims in favor of the Company and its successors (including Parent) and their respective subsidiaries and affiliates in the Company’s standard form (the “Release”) and (ii) the Release becomes effective on or before the 60th day following the date of your Covered Termination. Any cash amounts that become vested pursuant to this Section 3 will be paid to you in a single lump-sum as soon as administratively practicable following the date the Release becomes effective, and in any event within 60 days following the date of the Covered Termination (subject to the release having become effective).

4.Certain Definitions. For purposes of this letter agreement:

(1)“Code” means the Internal Revenue Code of 1986, as amended.

(2)“Covered Termination” means a termination of your employment without Cause by the Company (or any successor), which constitutes a “separation from service” within the meaning of Section 409A of the Code. For the avoidance of doubt, a Covered Termination does not include a termination due to your death or Disability.

(3)“Cause” except as otherwise set forth in your employment agreement (if any) , means (i) your failure to perform your assigned duties or responsibilities (other than a failure resulting from your Disability) after written notice thereof from the Company describing your failure to perform such duties or responsibilities and reasonable opportunity to cure such performance failure within a period of 15 calendar days following such notice from the Company; (ii) your engaging in any act of dishonesty, fraud or misrepresentation in relation to your duties to the Company; (iii) your violation of any federal or state law or regulation applicable to the business of the Company or its affiliates; (iv) your breach of any confidentiality agreement or invention assignment agreement between you and the Company (or any affiliate of the Company); (v) your material violation of written Company policies including but not limited to its Employee Handbook and Code of Conduct; or (vi) your commission of, or entering a plea of nolo contendere to, any crime or committing any act of moral turpitude.

(4)“Disability” except as otherwise set forth in your employment agreement (if any), has the meaning set forth under the long-term disability policy of the Company or a related entity to which you provide services regardless of whether you are covered by such policy. If the Company or the related entity to which you provide service does not have a long-term disability plan in place, “Disability” means that you are unable to carry out the responsibilities and functions of the position held by you by reason of any medically determinable physical or mental impairment for a period of not less than 90 consecutive days. .

5.Certain Tax Matters. It is intended that all payments and benefits hereunder satisfy, to the greatest extent possible, the exemption from the application of Section 409A of the Code (and any state law of similar effect) provided under Treasury Regulation Section 1.409A-1(b)(4) (as a “short-term deferral”) and are otherwise exempt from or comply with Section 409A of the Code. Accordingly, to the maximum extent permitted, this letter agreement will be interpreted in accordance with that intent. For purposes of Section 409A of the Code, if the Company determines that you are a “specified employee” under Section 409A(a)(2)(B)(i) of the Code at the time of your separation from service, then to the extent delayed commencement of any portion of the payments or benefits to which you are entitled pursuant to this letter agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion will not be provided to you until the earlier of (i) the expiration of the six-month period measured from your separation from service or (ii) the date of your death. As soon as administratively practicable following the expiration of the applicable Section 409A(2)(B)(i) period, all payments deferred pursuant to the preceding sentence will be paid in a lump-sum to you.

6.Successors and Assigns. The rights and obligations of the Company under this letter agreement will be binding on and inure to the benefit of the Company, its successors and permitted assigns. Your rights and obligations under this letter agreement will be binding on and inure to the benefit of your heirs and legal representatives. Neither party may assign the rights or obligations under this letter agreement without the prior written consent of the other, except that the Company may assign its rights and obligations to an affiliate of the Company, or to any entity acquiring all or substantially all of the assets or the business of the Company, including Parent, without any prior consent.

7.Amendment. This letter agreement may not be amended except in writing between you and an authorized representative of the Company.

8.Entire Agreement. This letter agreement contains the entire understanding between you and the Company relating to the subject matter herein and supersedes all other prior written or oral agreements, understandings or arrangements between you and the Company or Parent relating to the terms hereof, including without limitation, any employment agreement to which you are a party, or other severance policy or program of the Company of which you are a participant.

Sincerely,
Zymergen Inc.

AGREED AND ACKNOWLEDGED:

By: ________________________

Date: _______________________
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